Exhibit 99.1

PR Newswire Released 4:30 p.m. EDT

Contact:     Jeffrey M. O’Connell

Phone:        (770) 645-4800

BWAY CORPORATION

FINALIZES ACQUISITION AND CLOSES

NEW CREDIT AGREEMENT

Atlanta, GA, July 17, 2006 – BWAY Corporation announced today that it has finalized the acquisition of substantially all of the assets, and certain liabilities, of the plastic and steel general line pail business of Industrial Containers Ltd. (“ICL”), and that it has closed on a new credit facility.

ICL, headquartered in Toronto, ON, is the leading producer of both plastic and steel pails in Canada. Sales for ICL’s three pail manufacturing plants in 2005 were approximately $70 million CAD, with plastic pails representing the largest share of the total.

The Company also reported that it has entered into a new $295 million credit agreement led by Deutsche Bank Securities Inc. and JPMorgan Chase Bank acting as joint lead arrangers. The new loan facility includes a $190 million term loan B, a $50 million term loan C (Funded in equivalent Canadian dollars), a $50 million US revolver, and a $5 million Canadian revolver. In addition to consideration for the acquisition, proceeds from the new bank loan facility were used to repay borrowings and terminate the Company’s $255 million credit agreement.

BWAY Corporation is a leading manufacturer of steel and plastic containers for the general line category of the North American container industry.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward-looking statements. These statements represent management’s current judgment on what the future holds. A variety of factors could cause business conditions and the Company’s actual results to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. These factors include, without limitation, competitive risks from substitute products and other steel and plastic container manufacturers, termination of the Company’s customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in raw material costs or availability, labor unrest, catastrophic loss of one of the Company’s manufacturing facilities, environmental exposures, failures in the Company’s computer systems, unanticipated expenses, delays in implementing cost reduction initiatives, potential equipment malfunctions and the other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.